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                                                            EXHIBIT 14(a)(1)(ii)


[KPMG LOGO]
401 South Tryon Street
Suite 2300
Charlotte, NC  28202-1911




                       INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
First Union National Bank:

We have examined management's assertion, included in the accompanying management assertion, that First Union National Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Associate of America's (MBA) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP), except for minimum servicing standards V.4. and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans, as of and for the year ended December 31, 2000. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide legal determination on the Bank's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Bank has complied in all material respects with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 2000 is fairly stated, in all material respects.

/s/ KPMG LLP

February 9, 2001


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                               MANAGEMENT'S ASSERTION


         As of and for the year ended December 31, 2000, First Union National Bank (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, except for minimum servicing standards V.4 and VI.1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. As of and for the same period, the Bank had in effect fidelity bond and errors and omissions policies in the amount of $200 million and $20 million, respectively.

/s/ John M. Church                                            FEBRUARY 9, 2001
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              John M. Church                                       Date
Managing Director/Senior Vice President
         First Union National Bank



/s/ Timothy S. Ryan                                            FEBRUARY 9, 2001
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             Timothy S. Ryan                                        Date
           Director/Vice President
         First Union National Bank


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